UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):  October 1, 2010

CNS RESPONSE, INC.
(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410
Aliso Viejo, CA 92656
(Address of principal executive offices)

(714) 545-3288
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 1, 2010, CNS Response Inc. (the “Company”) entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with two investors (“Investors”), pursuant to which it issued to the Investors secured convertible promissory notes (“Notes”) in the aggregate principal amount of $1,011,688 and warrants (“Warrants”) to purchase up to 1,686,144 shares of common stock of the Company.   The Investors were John Pappajohn, a director of the Company, and SAIL Venture Partners LP, of which David Jones, a director of the Company, is a managing partner.

The Company received $500,000 in gross proceeds from the issuance to the Investors of Notes in the aggregate principal amount of $500,000 and Warrants to purchase up to 833,332 shares.  The Company also issued Notes in the aggregate principal amount of $511,688, and Warrants to purchase up to 852,812 shares, to Mr. Pappajohn in exchange for the cancellation of two convertible promissory notes originally issued to him on June 3, 2010 and July 25, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and a warrant to purchase up to 250,000 shares originally issued to him on July 25, 2010.  The transaction closed on October 1, 2010.

The Purchase Agreement provides for the issuance and sale of Notes, for cash or in exchange for outstanding convertible notes, in the aggregate principal amount of up to $3,000,000 plus an amount corresponding to accrued and unpaid interest on any exchanged notes, and Warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the Notes.  The agreement provides for the possible investment by additional investors and for multiple closings in addition to the October 1, 2010 closing, but mandates that no closings may occur after January 31, 2011.  The Purchase Agreement also provides that the Company and the holders of the Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the Notes and the Warrants.

The Notes mature on October 1, 2011 (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, and are convertible into shares of common stock of the Company at a conversion price of $0.30.  The conversion price is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect.  The Notes can be declared due and payable upon an event of default, defined in the Notes to occur, among other things, if the Company fails to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if the Company fails to perform any covenant or agreement as required by the Note.

The obligations of the Company under the terms of the Notes are secured by a security interest in the tangible and intangible assets of the Company, pursuant to a Security Agreement, dated as of October 1, 2010, by and between the Company and John Pappajohn, as administrative agent for the holders of the Notes.  The agreement and corresponding security interest terminate if and when holders of a majority of the aggregate principal amount of Notes issued have converted their Notes into shares of common stock.

The Warrants expire on September 20, 2017 and are exercisable for shares of common stock of the Company at an exercise price of $0.30.  Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect.

The form of Note, form of Warrant, Purchase Agreement and Security Agreement are attached as Exhibits 4.1, 4.2, 10.1 and 10.2 hereto and are incorporated by reference herein. The foregoing description of the Notes, the Warrants, the Purchase Agreement and the Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the aforementioned exhibits.

Item 3.02	Unregistered Sales of Equity Securities.

The description of the Notes and the Warrants is incorporated herein by reference to Item 2.03 hereof and the full text of the form of Note and form of Warrant attached hereto as Exhibits 4.1 and 4.2.

The Notes and Warrants were issued by the Company under the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as they were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

Item 9.01	Financial Statements and Exhibits.

Exhibit 4.1	Form of Note.

Exhibit 4.2	Form of Warrant.

Exhibit 10.1	Note and Warrant Purchase Agreement, dated as of October 1, 2010.

Exhibit 10.2	Security Agreement, dated as of October 1, 2010.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
October 7, 2010		Paul Buck
Chief FinancialOfficer